EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-5467 on Form S-8, Registration Statement No. 33-39987 on Form S-8, Registration Statement No. 33-56728 on Form S-8, Registration Statement No. 333-57289 on Form S-8, Registration Statement No. 333-39726 on Form S-8, Registration Statement No. 333-33746 on Form S-3, Registration Statement No. 333-80291 on Form S-3, Registration Statement No. 33-61309 on Form S-3, and Registration Statement No. 33-62009 on Form S-3 of our report dated September 12, 2002, appearing in the Annual Report on Form 10-K of Possis Medical, Inc. for the year ended July 31, 2002.




Deloitte & Touche LLP
Minneapolis, Minnesota
October 25, 2002